EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

FOR IMMEDIATE RELEASE
American Express Elects Deborah P. Majoras to its Board of Directors

New York, New York, December 8, 2022 – American Express Company (NYSE: AXP) today announced that Deborah Platt Majoras has been elected to its Board of Directors, effective December 7, 2022. Ms. Majoras served as Chief Legal Officer and Corporate Secretary of Procter & Gamble Co. for 12 years until her retirement earlier this year and was previously Chair of the Federal Trade Commission from 2004 until 2008.
“Debbie brings decades of legal, regulatory, and public policy experience to our Board,” said Stephen J. Squeri, Chairman and Chief Executive Officer of American Express. “During her illustrious career, she has counseled global organizations on how to effectively navigate complex operating environments and made lasting impact through her advocacy and implementation of robust consumer protection policies while in government. Her extensive insights and experience will be a significant asset to our Board.”
Ms. Majoras joined P&G in 2008 and was named Chief Legal Officer and Corporate Secretary in 2010. She led a global department responsible for the company’s legal, government relations, brand protection and corporate governance functions. She and her team successfully protected P&G’s intellectual property, advised the business on mergers and acquisitions, and helped guide the company as it entered new markets and geographies.
Prior to P&G, Ms. Majoras spent several years working in government. In 2004, she was appointed Chair of the FTC by President George W. Bush. During her tenure, she focused the agency on ensuring data security and protecting consumers from emerging forms of fraud, including identity theft, spyware, and deceptive spam. Previously, she was Deputy Assistant Attorney General and later Principal Deputy of the U.S. Department of Justice’s Antitrust Division from 2001 to 2003, overseeing matters involving software, financial networks, defense, health care, media and entertainment, banking, and other industries.
Earlier in her career, she was an associate and partner at the law firm Jones Day, advising clients on civil and criminal antitrust matters, and was a member of the firm’s technology issues practice.
Ms. Majoras is a Director on the Board of Valero Energy Corporation. She also is a member of the Executive Committee of the United States Golf Association and serves on the boards of The Christ Hospital Health Network, the Cincinnati Legal Aid Society, and Westminster College, where she received an undergraduate degree.
She received a law degree from the University of Virginia.
###

CONTACTS:
AMERICAN EXPRESS
Leah Gerstner
212-640-3174
Leah.M.Gerstner@aexp.com
Andrew Johnson
212-640-8610
Andrew.R.Johnson@aexp.com
ABOUT AMERICAN EXPRESS
American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
Key links to products, services and corporate sustainability information: personal cards, business cards and services, travel services, gift cards, prepaid cards, merchant services, Accertify, Kabbage, Resy, corporate card, business travel, diversity and inclusion, corporate sustainability and Environmental, Social, and Governance reports.

Location: Global

2